Exhibit 10.3

ICAHN ENTERPRISES L.P.

RESTRICTED UNIT AGREEMENT

PURSUANT TO THE

ICAHN ENTERPRISES l.P.

2017 LONG-TERM INCENTIVE PLAN

This AGREEMENT (“Agreement”) is effective as of October 1, 2020 by and between Icahn Enterprises L.P., a Delaware limited partnership (the “Partnership”), and Brett Icahn (the “Participant”).

Terms and Conditions

The Committee hereby grants to the Participant as a Service Provider of the Partnership or any of its Affiliates (collectively, the Partnership and its Affiliates shall be referred to herein as the “Employer”), as of the date hereof (the “Grant Date”), pursuant to the Icahn Enterprises L.P. 2017 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), the number of Units of the Partnership set forth in Section 1 below. Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1.            Grant of Units. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, effective as of the Grant Date, the Partnership hereby awards to the Participant 239,254 Units of the Partnership. Pursuant to Section 2 hereof, such Units are subject to certain restrictions set forth in Section 2 hereof, which restrictions shall lapse at the times provided under Section 2(b) hereof. For the period during which such restrictions are in effect, the Units subject to such restrictions are referred to herein as the “Restricted Units.” The Restricted Units, in the sole discretion of the Committee, shall be evidenced by a certificate or be credited to a book entry account maintained by the Partnership (or its designee) on behalf of the Participant and such certificate or book entry (as applicable) shall be noted appropriately to record the restrictions on the Restricted Units imposed hereby.

2.            Restricted Units.

(a)            Rights as a Unitholder. Prior to the time any tranche of the Restricted Units are fully vested hereunder, (i) the Participant shall have no right to tender such unvested Restricted Units, (ii) dividends or other distributions (collectively, “distributions”) on unvested Restricted Units shall be withheld, in each case, while the Restricted Units are subject to vesting, and (iii) in no event shall distributions payable thereunder be paid unless and until the Restricted Units to which they relate no longer are subject to vesting or a risk of forfeiture. Distributions that are not paid currently shall be credited to bookkeeping accounts on the Partnership’s records for purposes of the Plan, shall not accrue interest and, notwithstanding anything to the contrary herein, shall be paid to the Participant in cash promptly upon the vesting of the Restricted Units as provided below (but in no event later than 60 days thereafter). In connection with the foregoing, the Participant hereby irrevocably elects to receive any such distributions in cash.

(b)            Vesting. The Restricted Units (together with all distributions) shall vest and cease to be Restricted Units according to the following schedule (the date of each such vesting, a “Vesting Date”), provided that the Participant has not experienced a Termination prior to each applicable Vesting Date:

Number of Restricted Units Vesting	Vesting Date
34,179	September 30, 2021
34,179	September 30, 2022
34,179	September 30, 2023
34,179	September 30, 2024
34,179	September 30, 2025
34,179	September 30, 2026
34,180	September 30, 2027

Notwithstanding the foregoing, in the event of the termination of the Manager Agreement (as hereafter defined) for any reason other than (x) a termination by the Partnership for Cause (as such term is defined in the Manager Agreement) as a result of the Participant’s conviction of a felony or (y) a resignation by the Participant other than by means of a Permitted Resignation (as such term is defined in the Manager Agreement), all of the Restricted Units (together with all distributions) shall become immediately vested and all restrictions thereupon shall lapse. Upon vesting, Units shall be promptly deposited into a brokerage account designated by the Participant, and once deposited in such account, the Units shall be non-forfeitable and freely transferrable, subject to applicable law, notwithstanding anything in this Agreement or the Plan to the contrary. The “Manager Agreement” means the Manager Agreement entered into effective as of October 1, 2020 by and between the Partnership, Icahn Capital LP and the Participant.

(c)            Forfeiture. Except as provided in Section 2(b), the Participant shall forfeit to the Partnership, without compensation, any and all unvested Restricted Units (together with all distributions in respect of such unvested Restricted Units) immediately upon the Termination of Participant’s employment by (x) the Partnership for Cause (as such term is defined in the Manager Agreement) as a result of the Participant’s conviction of a felony or (y) Participant for any reason other than a Permitted Resignation (as such term is defined in the Manager Agreement) or due to Participant’s death or disability.

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(d)            Section 83(b). If the Participant properly elects (as permitted by section 83(b) of the Code) within thirty (30) days after the issuance of the Restricted Units to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Restricted Units, the Participant shall deliver to the Partnership a signed copy of such election promptly after the making of such election, and, subject to Section 4(b), shall pay to the Partnership or make arrangements satisfactory to the Partnership to pay to the Partnership upon such election, any federal, state, local or other taxes of any kind that the Partnership is required to withhold with respect to the Restricted Units. The Participant acknowledges that it is his or her sole responsibility, and not the Partnership’s, to file timely and properly the election under section 83(b) of the Code and any corresponding provisions of state tax laws if he or she elects to utilize such election.

(e)            Holding Period Requirement. As a condition to receipt of the Restricted Units, the Participant hereby agrees to hold and not transfer or sell under any circumstances any portion of the Restricted Units that becomes vested pursuant to Section 2(b) (less any portion thereof withheld to satisfy tax withholding in accordance with Section 4(b)) until the Participant’s termination of employment with the Company and its Affiliates.

3.            Certain Legal Restrictions. The Plan, this Agreement, the granting and vesting of the Restricted Units, and any obligations of the Partnership under the Plan and this Agreement, shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Units are listed.

4.            Withholding of Taxes.

(a)            Responsibility for Taxes. The Participant acknowledges that, regardless of any action the Employer takes with respect to any or all income tax, employment tax, payroll tax, foreign tax, local tax or any other taxes related to the Participant’s participation in the Plan and the granting, vesting, settlement and/or payment of the Restricted Units (collectively, the “Taxes”), the ultimate liability for all Taxes is and remains his or her responsibility and may exceed the amount to be withheld by the Employer. The Participant further acknowledges that the Partnership and the Employer (1) make no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Restricted Units, including, but not limited to, the granting, vesting, settlement or payment of the Restricted Units, the issuance of Units upon payment or settlement of the Restricted Units, the subsequent sale of Units acquired pursuant to such issuance and the receipt of any dividends or other distributions; and (2) do not commit to structure the terms of the grant or any aspect of the Restricted Units to reduce or eliminate the Participant’s liability for Taxes or achieve any particular tax result.

(b)            Payment for Taxes. If any tax withholding is required when Units are issued as payment for vested Restricted Units, the Employer will withhold a portion of the Units that has an aggregate market value sufficient to pay all Taxes imposed on the Participant computed using the highest applicable marginal federal and state income tax rates (but in no event less than the Taxes that Employer is required to withhold) and will pay such amounts to the relevant taxing authorities. To the maximum extent permitted by law, the Employer has the right to retain without notice from any fees, salary or other amounts (including, without limitation, Units) payable to the Participant, cash having a sufficient value to satisfy any Taxes that the Employer determines cannot be satisfied through the withholding of otherwise deliverable Units or that are due prior to the issuance of Units under the Award of Restricted Units.

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5.            Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that any provision of this Agreement conflicts or is inconsistent with the non-discretionary terms set forth in the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Notwithstanding the foregoing, no amendment or modification to the Plan adopted after the date hereof shall adversely affect Participant’s rights under this Agreement without his prior written consent. The parties hereto acknowledge and agree that except (x) as required by applicable law or (y) in the event that the Partnership’s independent auditors determine that, as a direct result of any action taken by the Participant, any financial statement previously filed by the Partnership with the Securities and Exchange Commission may no longer be relied upon, Section 13.16 of the Plan shall not apply to the Award of Restricted Stock Units contemplated by this Agreement.

6.            Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Employer and the Participant with respect to the subject matter hereof.

7.            Notices. Any notice to be given under the terms of this Agreement to the Partnership shall be addressed to the Partnership in care of the General Counsel of the Partnership (or any other person or entity as designated by the Committee) at the Partnership’s principal office, and any notice to be given to a Participant shall be addressed to the Participant at the Participant’s last address reflected on the Employer’s records. By a notice given pursuant to this Section 7, either party may hereafter designate a different address for notices to be given to that party. Any notice or communication given hereunder shall be in writing or by electronic means as set forth in Section 11 below and, if in writing, shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service.

8.            No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Partnership or any of its Affiliates to terminate the Participant’s employment at any time, with or without Cause, or shall be deemed to create any rights to employment or continued employment. The rights and obligations arising under this Agreement are not intended to and do not affect the Participant’s employment relationship that otherwise exists between the Participant and the Partnership or any of its Affiliates, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Participant and the Partnership or any of its Affiliates; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

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9.            Waiver of Jury Trial. Each party to this Agreement, for itself and its affiliates, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the parties hereto or their respective affiliates pursuant to this Agreement or in the negotiation, administration, performance or enforcement of this Agreement.

10.           Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

11.           Mode of Communications. The Participant agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Partnership or any of its Affiliates may deliver in connection with this grant of Restricted Units and any other grants offered by the Partnership, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. The Participant further agrees that electronic delivery of a document may be made via the Employer’s e-mail system or by reference to a location on the Employer’s intranet or website or the online brokerage account system.

12.           No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

13.           Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

14.           Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

15.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ICAHN ENTERPRISES L.P.

By:	Icahn Enterprises G.P. Inc., its general partner

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	President and Chief Executive Officer

PARTICIPANT

By:	/s/ Brett Icahn
Name:	Brett Icahn

[BRETT ICAHN RESTRICTED UNIT AGREEMENT]

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